Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Herbalife Ltd.:
We consent to the incorporation by reference in the registration statements (No. 333-129683, 333-122871, 33-116335) on Form S-8 of Herbalife, Ltd. of our reports, which appear in the December 31, 2005 annual report on Form 10-K of Herbalife, Ltd. dated February 28, 2006, with respect to the consolidated balance sheets of Herbalife, Ltd. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the in the December 31, 2005 annual report on Form 10-K of Herbalife Ltd.
/s/ KPMG LLP
Los Angeles, California
February 28, 2006